Exhibit 99.1

FOR RELEASE:	October 30, 2009
Lisa F. Campbell, Executive Vice President
Chief Operating Officer and Chief Financial Officer
(910) 892-7080; lisac@newcenturybanknc.com www.newcenturybanknc.com

NEW CENTURY BANCORP REPORTS

THIRD QUARTER 2009 AND YEAR-TO-DATE RESULTS

DUNN, NC . . . New Century Bancorp (the “Company” NASDAQ: NCBC), the holding company for New Century Bank, reported a net loss for the quarter ended September 30, 2009, of ($369,000) compared to net income of $159,000 for the same period in 2008. Basic and diluted net income (loss) per share was ($0.05) for third quarter 2009 compared to $0.02 for third quarter 2008.

For the nine month period ended the same date, the Company reported a net loss of ($214,000) compared to net income of $473,000 for the same period in 2008. Basic and diluted net income (loss) per share was ($0.03) for the first nine months of 2009 compared to $0.07 for the first nine months of 2008.

As New Century Bank, along with all banks nationwide, deals with the nearly unprecedented fallout from the recession, quarterly earnings continue to be adversely impacted by increases in the provision for loan losses resulting from nonperforming loans. The third quarter increase in the Company’s nonperforming loans resulted principally from one $3.0 million relationship that was downgraded from past due to nonaccrual status. In response to this increase in our nonperforming loans, during the quarter we recorded a provision for loan losses of $2.4 million.

Net interest income increased in a year-to-year comparison from $4.6 million for the three months ended September 30, 2008, to nearly $5.1 million for the same period in 2009.

“While our quarterly and year-to-date results are not what we want them to be,” said William L. Hedgepeth III, president and CEO of New Century Bancorp and New Century Bank, “there are a number of positive indicators we are pleased with at this time. Perhaps most importantly, net interest margin improved from 3.34% for the third quarter last year to 3.52% for the three months ended September 30, 2009. Net interest income is a key driver of a bank’s financial performance so this positive trend from 2008 to 2009 is, we hope, an indication that things are moving in a positive direction. Our staff has worked hard to improve our margin and we are now seeing the results of their efforts.

“Hand-in-hand with this, we are closely managing noninterest expenses. We have accomplished this with a keen focus on reducing and eliminating expenses wherever we can without impacting service to our customers or hampering our ability to grow the bank. Due to these efforts, our efficiency ratio was 69.5% for the three months ended September 30, 2009, compared to 78.7% for the same period in 2008.”

Impacting income for the first nine months of 2009, were two previously reported unusual items: a special insurance premium assessment of $286,000 from the Federal Deposit Insurance Corporation (FDIC) (the assessment was levied against all banks), and a one-time permanent impairment charge of $51,000 from our investment in the stock of the parent company of Silverton Bank, Atlanta, GA.

As of September 30, 2009, the Company reported total assets of $636.8 million, total deposits of $533.4 million and total loans of $472.6 million. As of September 30, 2008, these figures stood at total assets of $596.5 million, total deposits of $501.8 million, and total loans of $457.8 million, representing increases of 6.8%, 6.3%, and 3.2%, respectively, in a year-to-year comparison.

“To experience this level of growth in assets, loans and deposits in this economy is an indication of the hard work of our staff, as well as the strength of the unique markets we serve. We believe Cumberland and Harnett counties, in particular, are poised for tremendous growth due to BRAC (Base Realignment and Closure). In a recent article in the Fayetteville Observer, it was reported that BRAC would bring 40,000 new residents to Fayetteville, Cumberland County and the surrounding area by 2013, which will result in many new businesses and other opportunities as these communities support this incredible growth. New Century Bank is doing, and will continue to do, all we can to meet the financial services needs of these new residents, and to support our communities as we welcome this growth.

“New Century remains well-capitalized, which is the highest regulatory standard,” Hedgepeth said. “Because of our capital position, the Company made the decision not to participate in the U.S. Government’s TARP (Troubled Asset Relief Program) Capital Purchase Plan, as has already been reported. We are committed to maintaining a sound capital position and sufficient liquidity, meeting the borrowing needs of the markets we serve, and positioning the Company for future growth,”

New Century Bank is headquartered in Dunn and has offices in Dunn, Clinton, Fayetteville (2), Goldsboro, Lillington, Lumberton, Pembroke, and Raeford.

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Keywords: New Century Bancorp, New Century Bank, NCBC

The information as of and for the quarter ended September 30, 2009, as presented is unaudited. This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of our goals and expectations with respect to earnings, earnings per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook” or similar expressions. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including, but not limited to, our ability to manage growth, our limited operating history, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.

New Century Bancorp, Inc.

Selected Financial Information and Other Data

($ in thousands, except per share data)

	At or for the three months ended					At or for the nine months ended
	September 30, 2009	June 30, 2009	March 31, 2009	December 31, 2008	September 30, 2008	September 30, 2009	September 30, 2008	September 30, 2007
Summary of Operations:
Total interest income	$8,223	$8,009	$8,252	$8,348	$8,678	$24,483	$26,886	$31,255
Total interest expense	3,170	3,459	3,673	3,991	4,043	10,302	13,382	15,324

Net interest income	5,053	4,550	4,579	4,357	4,635	14,181	13,504	15,931
Provision for loan losses	2,377	1,414	685	2,142	895	4,477	2,141	5,518

Net interest income after provision	2,676	3,136	3,894	2,215	3,740	9,704	11,363	10,413
Noninterest income	812	792	845	790	745	2,449	2,338	2,970
Noninterest expense	4,075	4,428	4,080	4,158	4,233	12,581	12,980	12,166

Income (loss) before income taxes	(587)	(500)	659	(1,153)	252	(428)	721	1,217
Provision for income taxes (benefit)	(218)	(247)	251	(487)	93	(214)	248	419

Net income (loss)	$(369)	$(253)	$408	$(666)	$159	$(214)	$473	$798

Share and Per Share Data:
Earnings (loss) per share - basic	$(0.05)	$(0.04)	$0.06	$(0.10)	$0.02	$(0.03)	$0.07	$0.12
Earnings (loss) per share - diluted	(0.05)	(0.04)	0.06	(0.10)	0.02	(0.03)	0.07	0.12
Book value per share	9.22	9.21	9.23	9.17	9.03	9.22	9.03	8.92
Tangible book value per share	7.82	7.80	7.82	7.76	7.61	7.82	7.61	7.45
Ending shares outstanding	6,837,742	6,836,149	6,831,149	6,831,149	6,827,649	6,837,742	6,827,649	6,730,874
Weighted average shares outstanding:
Basic	6,837,292	6,831,973	6,831,149	6,829,731	6,826,481	6,833,494	6,808,914	6,560,750
Diluted	6,837,292	6,831,973	6,835,476	6,829,731	6,879,919	6,833,494	6,811,297	6,761,640
Selected Performance Ratios:
Return on average assets	-0.23%	-0.16%	0.27%	-0.43%	0.11%	-0.05%	0.11%	0.18%
Return on average equity	-2.30%	-1.60%	2.61%	-4.27%	1.02%	-0.45%	1.01%	1.79%
Net interest margin	3.52%	3.16%	3.26%	3.07%	3.34%	3.31%	3.26%	3.97%
Efficiency ratio (1)	69.48%	82.89%	75.22%	80.78%	78.68%	75.65%	81.93%	64.37%
Period End Balance Sheet Data:
Loans, net of unearned income	$472,578	$467,872	$469,794	$460,626	$457,784	$472,578	$457,784	$462,713
Total Earning Assets	591,973	573,951	584,030	560,534	547,965	591,973	547,965	545,760
Goodwill and other intangible assets	9,565	9,603	9,642	9,680	9,719	9,565	9,719	9,873
Total Assets	636,810	629,000	628,748	605,767	596,457	636,810	596,457	592,328
Deposits	533,350	527,621	523,537	505,119	501,823	533,350	501,823	504,535
Short term debt	25,693	23,461	27,408	23,175	17,896	25,693	17,896	12,974
Long term debt	12,372	12,372	12,372	12,372	12,372	12,372	12,372	12,372
Shareholders’ equity	63,013	62,947	63,059	62,659	61,653	63,013	61,653	60,035
Selected Average Balances:
Gross Loans	$469,668	$469,581	$468,062	$458,100	$456,120	$469,109	$449,362	$449,114
Total Earning Assets	570,059	577,774	570,221	562,415	551,353	572,684	552,240	536,324
Goodwill and other intangible assets	9,584	9,622	9,660	9,699	9,738	9,622	9,776	9,929
Total Assets	634,312	630,180	616,026	607,685	595,049	626,903	597,303	580,595
Deposits	532,427	526,894	513,079	508,911	500,914	524,204	502,603	490,053
Short term debt	23,020	24,606	24,458	21,659	17,077	24,023	17,593	16,070
Long term debt	12,372	12,372	12,372	12,372	12,372	12,372	12,372	12,372
Shareholders’ equity	63,588	63,615	63,421	61,868	62,017	63,542	62,187	59,604
Asset Quality Ratios:
Nonperforming loans	$16,003	$13,352	$7,739	$8,630	$9,148	$16,003	$9,148	$6,300
Other real estate owned	2,346	2,196	2,333	2,799	677	2,346	669	387
Allowance for loan losses	10,317	8,519	7,792	8,860	7,140	10,317	7,140	8,636
Nonperforming loans (2) to period-end loans	3.39%	2.85%	1.65%	1.87%	2.00%	3.39%	2.00%	1.36%
Allowance for loan losses to period-end loans	2.18%	1.82%	1.66%	1.92%	1.56%	2.18%	1.56%	1.87%
Delinquency Ratio (3)	1.61%	0.51%	0.98%	0.32%	0.34%	1.61%	0.34%	1.43%
Net loan charge-offs to average loans	0.49%	0.59%	1.52%	0.39%	0.21%	0.86%	1.09%	1.30%

(1)	Efficiency ratio is calculated as non-interest expenses divided by the sum of net interest income and non-interest income.
(2)	Nonperforming loans consist of non-accrual loans and restructured loans.
(3)	Delinquency Ratio includes 30-89 days past due and excludes non-accrual loans.